                                                     EXHIBIT 99.1



           INTEL REACHES FINAL AGREEMENT WITH INTERNAL REVENUE SERVICE
              ON TAX EXAMINATION FOR YEARS UP TO AND INCLUDING 1998



SANTA CLARA, Calif., March 30, 2000 -- Intel Corporation announced today that the Internal Revenue Service has closed its examination of the company's tax returns up to and including 1998. Resolution was reached on a number of issues including adjustments related to inter-company allocation of profits. In the current quarter, the company expects to reverse previously accrued taxes reducing the quarter's tax provision by $600 million, or approximately $0.17 per share.
         This agreement does not change Intel's previous tax rate guidance. The company still expects its tax rate for 2000 to be 31.7 percent, excluding the $600 million accrual reversal and acquisition-related costs* from both prior and future mergers and acquisitions.

         Intel plans to release its first quarter earnings after the close of market on April 18.

         Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.


*Acquisition-related costs consist of one-time write-offs of purchased in-process research and development and the ongoing amortization of goodwill and other acquisition-related intangibles.

This release contains forward-looking statements which are based upon current expectations or beliefs, as well as a number of assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, changes in the tax law, the estimate of earnings and the expected distribution of income among various tax jurisdictions, any of which may cause actual results to differ materially from those described in the statements. In addition to the factors discussed above, other factors that could cause actual results to differ materially are discussed in Intel's most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission.